Exhibit 99.1

ADMA Biologics Secures Up To $15 Million Loan Commitment
From Hercules Technology Growth Capital

Ramsey, N.J., February 27, 2014 – ADMA Biologics, Inc. (OTCQB: ADMA), a late-stage biopharmaceutical company that develops, manufactures, and intends to market specialty plasma-based biologics for the treatment and prevention of certain infectious diseases, today announced it has secured a loan commitment for up to $15 million from Hercules Technology Growth Capital, Inc. (NYSE: HTGC), a leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets.

“This additional funding has strengthened our cash position and extends our runway beyond our expected upcoming clinical and regulatory milestones.  The loan further provides for an attractive, minimally dilutive financing arrangement from a partner who understands the intimate nuances of our business,” commented Brian Lenz, Vice President and Chief Financial Officer.

 “The capital committed from this loan facility will enhance our cash position and allow the company greater flexibility as we progress with our Phase III trial and plasma collection center expansion plans. Based upon our current development program for RI-002, data anticipated in the fourth quarter of 2014, the expected filing of a Biologics License Application (BLA) in 2015 and the potential for RI-002’s approval in 2016, this additional capital will help to fund initial commercialization efforts during this period. We are pleased to further expand upon our long-term relationship with Hercules,” stated Adam Grossman, President and Chief Executive Officer of ADMA Biologics, Inc.

For additional information with respect to the loan agreement with Hercules, please refer to the company’s Current Report on Form 8-K which has been filed with the United States Securities and Exchange Commission or by visiting the company’s website www.admabio.com.

About ADMA Biologics, Inc.

ADMA is a late-stage biopharmaceutical company that develops, manufactures, and intends to market specialty plasma-based biologics for the treatment and prevention of certain infectious diseases. ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases. The target patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disease or who may be immune-compromised for medical reasons. ADMA also operates ADMA Bio Centers, an FDA-licensed and GHA-certified source plasma collection facility located in Norcross, Georgia, which provides ADMA with a portion of its blood plasma for the manufacture of RI-002. For more information please visit the Company’s website at www.admabiologics.com.

About ADMA’s lead product candidate RI-002
ADMA’s lead product candidate, RI-002 is a specialty plasma-derived, polyclonal, Intravenous Immune Globulin, or IGIV, derived from human plasma containing naturally occurring polyclonal antibodies (eg. streptococcus pneumoniae, H. influenza type B, CMV, measles, tetanus etc.) as well as high levels of antibodies targeted to respiratory syncytial virus, or RSV. ADMA is pursuing an indication for the use of this specialty IGIV product for treatment of patients diagnosed with primary immune deficiency diseases, or PIDD. Polyclonal antibodies are the primary component of IGIV products. Polyclonal antibodies are proteins produced by B-cells that are used by the body’s immune system to neutralize microbes such as bacteria and viruses. The polyclonal antibodies that are present in RI-002 are expected to prevent infections in immune-compromised patients. The product is currently being evaluated in a Phase III trial in the United States.

About Hercules Technology Growth Capital, Inc.
Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is a leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy and renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.0 billion to over 260 companies and is a lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. For more information please visit www.htgc.com, or call 650-289-3060.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements concerning the timing, progress and results of the clinical development, the availability of preliminary data, the reporting of data, regulatory processes, potential clinical trial initiations, potential investigational new product applications, biologics license applications, expansion plans, the achievement of clinical and regulatory milestones and commercialization efforts of the Company's product candidate(s). Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the U.S. Securities and Exchange Commission on March 6, 2013 and our other filings with the U.S. Securities and Exchange Commission including, among other things, risks as to whether any preliminary data will, if and when available, be encouraging, positive or will otherwise lead to an effective or approved product, whether we will be able to demonstrate efficacy or gain necessary approvals to market and commercialize any product, whether we will meet any of our clinical or regulatory milestones and whether we will meet any timing targets expressed by the Company.  Therefore, current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by ADMA or any other person that the objectives and plans of ADMA will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward looking statements or to announce revisions to any of the forward-looking statements.

Contact:
Brian Lenz, CPA
Vice President & Chief Financial Officer
201-478-5552
www.admabiologics.com
info@admabio.com
or
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com